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                                                                       Exhibit 5
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                           JONES, DAY, REAVIS & POGUE
                                   North Point
                               901 Lakeside Avenue
                              Cleveland, Ohio 44114

                                 July 16, 2001

Roadway Corporation
1077 Gorge Boulevard
Akron, Ohio 44130


                           Re:  Equity Ownership Plan
                                ---------------------

Ladies and Gentlemen:

                           We have acted as counsel for Roadway Corporation, a
Delaware corporation (the "Registrant"), in connection with the Equity Ownership Plan (the "Plan"). We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon, we are of the opinion that the shares of Common Stock, $0.01 par value per share (the "Common Stock"), that may be issued or transferred and sold pursuant to the Plans and the authorized forms of Award Agreements thereunder (the "Agreements") will be, when issued or transferred and sold in accordance with the Plans and the Agreements, and assuming receipt of consideration at least equal to the par value of the Common Stock, duly authorized, validly issued, fully paid and nonassessable.

                           We hereby consent to the filing of this opinion as
Exhibit 5 to the Registration Statement on Form S-8 filed by the Registrant to effect registration of the shares of Common Stock to be issued or transferred and sold pursuant to the Plans under the Securities Act of 1933.

                                           Very truly yours,



                                           /s/ Jones, Day, Reavis & Pogue